 Exhibit 99.01

Neuralstem Receives NASDAQ Notice of Bid Price Deficiency

GERMANTOWN, MD, April 21, 2016 -- Neuralstem, Inc. (Nasdaq: CUR), a biopharmaceutical company focused on the development of central nervous system therapies based on its neural stem cell technology, announced that on April 20, 2016 it received a written notice from the NASDAQ Stock Market LLC that the Company is not in compliance with NASDAQ Listing Rule 5550(a)(2), as the minimum bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days. The notice has no immediate effect on the listing of the Company’s common stock, and its common stock will continue to trade on the NASDAQ Capital Market under the symbol “CUR” at this time.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until October 17, 2016, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180 calendar day period.

In the event the Company does not regain compliance by October 17, 2016, the Company may be eligible for an additional 180 calendar day grace period if it meets the initial listing standards, with the exception of bid price, for the NASDAQ Capital Market, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by NASDAQ, NASDAQ will provide notice that the Company’s common stock will be subject to delisting. The Company would then be entitled to appeal the determination to a NASDAQ Listing Qualifications Panel and request a hearing.

About Neuralstem

Neuralstem's patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for many central nervous system diseases and conditions.

Neuralstem's ability to generate neural stem cell lines from human hippocampus, which were used for systematic chemical screening for neurogenesis effect, has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain's capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

The Company has completed Phase 1a and 1b trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to initiate a Phase 2 efficacy study for MDD in 2016.

Neuralstem's first stem cell product candidate, NSI-566, a spinal cord-derived neural stem cell line, is under development for treatment of amyotrophic lateral sclerosis (ALS). Neuralstem has completed two clinical studies, in a total of thirty patients, which met primary safety endpoints. In addition to ALS, NSI-566 is also in a Phase 1 study to treat paralysis due to chronic spinal cord injury, as well as in a Phase 1 study to treat paralysis from ischemic stroke.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC.

# # #

Contact:

Neuralstem – Investor Relations:

Danielle Spangler	301.366.1481

Planet Communications - Media Relations:

Deanne Eagle	917.837.5866